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EXHIBIT 16.1


November 17, 2004


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Consumer Portfolio Services, Inc. and, under the date of March 15, 2004, we reported on the consolidated financial statements of Consumer Portfolio Services, Inc. as of and for the years ended December 31, 2003 and 2002. On October 21, 2004, Consumer Portfolio Services, Inc. notified us that our appointment as the Company's independent auditor would cease upon completion of the review of the Company's consolidated financial statements as of and for the three and nine month periods ended September 30, 2004. On November 15, 2004, we completed our review and our appointment as the Company's independent auditor ended at that time. We have read Consumer Portfolio Services, Inc.'s statements included under Item 4 of its Form 8-K dated November 15, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with Consumer Portfolio Services, Inc.'s statement that the decision to terminate KPMG LLP was approved by the Audit Committee of the Board of Directors.

Very truly yours,


/s/ KPMG LLP


cc: Thomas L. Chrystie, Chairman of the Audit Committee
    Charles E. Bradley, Jr., President and Chief Executive Officer Robert Riedl, Senior Vice President and Chief Financial Officer